                                                                     EXHIBIT 11


                            STATEMENT RE COMPUTATION
                              OF PER SHARE EARNINGS


                                              THREE MONTHS ENDED            NINE MONTHS ENDED
                                                 SEPTEMBER 30,                 SEPTEMBER 30,
                                          -------------------------     -------------------------
                                             2001           2000           2001           2000
                                          ----------     ----------     ----------     ----------
Numerator:
   Net income for basic and
     diluted earnings per share           $  875,000     $  285,000     $1,746,000     $  704,000
                                          ----------     ----------     ----------     ----------
Denominator:
   Denominator for basic earnings
     per common share -
     weighted-average shares               5,799,845      3,981,664      5,540,105      3,981,664

   Effect of dilutive securities:
      Employee stock options                      --             --             --             --
                                          ----------     ----------     ----------     ----------
   Denominator for diluted earnings
     per common share -
     weighted-average shares               5,799,845      3,981,664      5,540,105      3,981,664
                                          ==========     ==========     ==========     ==========
Basic earnings per common share           $     0.15     $     0.07     $     0.32     $     0.18
                                          ==========     ==========     ==========     ==========

Diluted earnings per common share         $     0.15     $     0.07     $     0.32     $     0.18
                                          ==========     ==========     ==========     ==========